                                                                    EXHIBIT 99.1

             For Release 4:05 PM Eastern Time, Tuesday, May 6, 2003

                               CUMULUS MEDIA INC.

                   CUMULUS REPORTS FIRST QUARTER 2003 RESULTS
                          Q1 PRO FORMA EBITDA GROWS 7%
                 Q1 PRO FORMA REVENUE GROWS 1%; Q1 SAME STATION
             REVENUE GROWS 3% Q1 EPS $(0.06) VS. $(0.37) PRIOR YEAR
                       (BEFORE DEBT EXTINGUISHMENT LOSSES,
     PREFERRED STOCK REDEMPTION PREMIUMS AND CERTAIN 2002 ONE-TIME CHARGES)

         ATLANTA, GA, May 6, 2003 - Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2003.

         Lew Dickey, Chairman, President and Chief Executive Officer, commented, "This quarter was marked by key accomplishments including: an optimization of our capital structure, important strategic acquisitions, and strong operating performance in a difficult environment. We are building a strong platform that generates tremendous free cash flow and are well-positioned to continue to consolidate our space."

         Historical results are attached. Historical or "as reported" financial data of Cumulus Media Inc. are not comparable from year to year because of the acquisition of radio stations by the Company during the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

                                              THREE MONTHS ENDED
                                                  MARCH 31,                %
                                              2003         2002          CHANGE
                                            ---------    ---------     ---------
AS REPORTED:
Net revenue                                 $  57,975    $  45,116          28.5%
Station operating expenses                     41,067       33,607          22.2%
Station operating income (1)                   16,908       11,509          46.9%
Station operating income margin (2)              29.2%        25.5%
EBITDA (3)                                     13,513        7,961          69.7%

Free cash flow (4)                          $   5,385    $  (5,160)           --

SAME STATION RESULTS: (5)
Net revenue                                 $  45,549    $  44,262           2.9%
Station operating income (1)                   11,937       11,449           4.3%
Station operating income margin (2)              26.2%        25.9%

PRO FORMA RESULTS: (6)
Net revenue                                 $  57,554    $  56,955           1.1%
Station operating income (1)                   16,885       16,164           4.5%
Station operating income margin (2)              29.3%        28.4%
EBITDA (3)                                     13,490       12,616           6.9%
EBITDA margin (7)                                23.4%        22.2%

(1) Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation of station operating income to operating income, the most directly comparable GAAP financial measure.

(2) Station operating income margin is defined as station operating income as a percentage of net revenues.

(3) EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of EBITDA to operating income, the most directly comparable GAAP financial measure.

(4) Free cash flow is defined as EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to operating income, the most directly comparable GAAP financial measure.

(5) Same station results include the 220 stations in 46 markets operated since January 1, 2002.

(6) Pro forma results include the results of i) all acquisitions entered into during the period which were operated under the terms of a local marketing agreement; ii) all acquisitions and dispositions consummated during the period as if completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of December 31, 2002, the pro forma totals include the results of 260 stations in 54 markets.

(7)      EBITDA margin is defined as EBITDA as a percentage of net revenues.

RESULTS OF OPERATIONS

        Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

      Net revenues for the first quarter of 2003 increased from $45.1 million to $58.0 million, a 28.5% increase from the first quarter of 2002, primarily as a result of acquisitions completed in the first quarter of 2002 combined with increases in local and national revenues over the prior year period. Station operating expenses increased from $33.6 million to $41.1 million, an increase of 22.2% over the first quarter of 2002, primarily as a result of acquisitions completed in the first quarter of 2002. Station operating income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges) increased from $11.5 million to $16.9 million, an increase of 46.9% from the first quarter of 2002, for the reasons discussed above.

      On a pro forma basis, which includes the results of all transactions completed during the three month period as if each were consummated at the beginning of the earliest periods presented, net revenues for the first quarter of 2003 increased from $57.0 million to $57.6 million, an increase of 1.1% from the first quarter of 2002. Pro forma station operating income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expense, non-cash stock compensation, restructuring charges; and excluding the results of Broadcast Software International) increased from $16.2 million to $16.9 million, an increase of 4.5% from the first quarter of 2002. Pro forma station operating income margin (defined as pro forma station operating income as a percentage of pro forma net revenues) increased to 29.3% for the first quarter of 2003 from 28.4% for the first quarter of 2002.

      Interest expense decreased by $0.7 million to $6.3 million as compared with $7.0 million during the prior year. This decrease was primarily due to lower interest expense associated with lower outstanding levels of the Company's 10 3/8% Senior Subordinated Notes (the "Notes") and a gain realized in connection with adjusting the fair market value of certain derivative instruments.

      Losses on early extinguishments of debt were $3.1 million for the quarter as compared with $6.3 million during the prior year. Losses during the current year were the result of premiums paid in connection with the repurchase of $30.1 million in aggregate principal of the Notes. Losses during the prior year were the result of the retirement of the Company's then existing credit facility and the write-off of previously capitalized debt issuance costs.

      Income tax expense decreased $56.6 million to $5.8 million compared to $62.4 million during the first quarter of 2002. Tax expense incurred in the current year, comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the quarter. We expect tax expense for the second quarter of 2003 to be consistent with the first quarter. Tax expense in the prior year was comprised primarily of a non cash charge recognized to establish a valuation allowance against the Company's deferred tax assets upon the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

      Net loss for the quarter decreased to $(6.3) million for the quarter for the reasons discussed above and due to a $41.7 million after-tax loss incurred in the prior year related to the cumulative effect of a change in accounting principle as a result of adopting SFAS No. 142.

      Preferred stock dividends and redemption premiums for the first quarter of 2003 decreased $3.7 million to $0.9 million compared to $4.6 million in the prior year, primarily as a result of lower accrued dividends in the current quarter attributable to fewer outstanding shares of its 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 ("Series A Preferred Stock"). During the third and fourth quarters of 2002, the Company repurchased 120,321 shares of the Series A Preferred Stock. This decrease was partially offset by $0.6 million in redemption premiums paid during the first quarter of 2003 associated with the repurchase of 4,900 shares of the issue. As of March 31, 2003, there were 9,268 shares of Series A Preferred Stock outstanding, valued at $9.3 million.

      Basic and diluted loss per share was $(0.12) per common share for the first quarter as compared with $(3.28) in the prior year. Excluding losses on early extinguishments of debt, premiums paid on the redemption of Series A Preferred Stock, the $41.7 million cumulative effect of a change in accounting principle, net of tax (incurred in 2002) and the $57.9 million non cash deferred tax charge (incurred in 2002), the Company's basic and diluted loss per share would have been $(0.06) versus $(0.37) in the prior year.

LEVERAGE AND FINANCIAL POSITION

      Capital expenditures for the first quarter of 2003 totaled $1.6 million.

      Leverage, defined under the terms of the Company's credit facility as total indebtedness divided by trailing 12-month EBITDA as adjusted for certain non-recurring expenses, was 4.9x at March 31, 2003.

      In March 2003, the Company entered into a fixed-rate swap agreement to reduce interest rate fluctuations on the interest rate payment stream of its floating rate bank borrowings. The interest rate swap agreement, which has a notional amount of $300.0 million and a fixed rate of 2.0%, expires in March 2006. This swap is accounted for as a qualifying cash flow hedge of the interest payments on the Company's term loan borrowings in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In securing the fixed-rate swap agreement, the Company also sold an option to the counter party to the swap which allows the counter party to extend the terms of the swap agreement for an additional two years beyond the three year term of the swap agreement.

      On April 30, 2003, the Company announced the successful completion of a tender offer and consent solicitation relating to its outstanding Notes. In the tender, $88.8 million in principal amount of the Notes were repurchased by the Company and canceled, leaving $13.7 million of the Notes outstanding. Pursuant to the consent solicitation, substantially all of the restrictive covenants in the indenture governing the Notes were eliminated. The outstanding Notes may be called for redemption by the Company at any time after July 1, 2003. Concurrently with the completion of the tender offer and consent solicitation, the Company received financing in the form of a new $325.0 million Tranche C term loan under its existing credit agreement. Cumulus used the proceeds from the Tranche C term loan to pay the consideration for the tendered Notes and the consents that were delivered, and to repay the $175.0 million Tranche B term loan outstanding, and $30 million in outstanding revolving loan borrowings, under its existing credit agreement. For the second quarter of 2003, the Company will record losses on the early extinguishment of debt of approximately $11.1 million related to the refinancing and Notes repurchases.

      Including the results of all pending acquisitions operated as of March 31, 2003, the ratio of net long-term debt and preferred stock (pro forma for the April repurchases of the Notes pursuant to the tender offer and related refinancing) to trailing 12-month pro forma EBITDA as of March 31, 2003 is approximately 5.2x.

ACQUISITIONS AND DISPOSITIONS

      On January 31, 2003, the Company completed the acquisition of WDDO-AM, WDEN-AM, WAYS-FM, WMAC-AM, WDEN-FM, WPEZ-FM, WMKS-FM and WMGB-FM serving the Macon, Georgia market (Arbitron market rank #154) from U.S. Broadcasting Limited Partnership, for approximately $35.5 million in cash. This eight-station cluster has been operated by the Company under the terms of a local marketing agreement since October 1, 2002.

      On January 10, 2003, the Company completed the acquisition of WKSM-FM, WNCV-FM, WYZB-FM, WZNS-FM and WFTW-AM serving the Ft. Walton Beach, Florida market (Arbitron market rank #217) from East Mississippi Broadcasters, Inc. In connection with the acquisition the Company paid approximately $28.5 million in cash and 95,938 shares of Class A Common Stock. This five-station cluster has been operated by the Company under the terms of a local marketing agreement since October 1, 2002.

NON-GAAP FINANCIAL MEASURES

      Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, EBITDA and Free Cash Flow. Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. Free Cash Flow is defined as EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures.

      Although Station Operating Income, EBITDA and Free Cash Flow are not measures calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are widely used in the broadcasting industry to evaluate a radio company's operating performance. Further, we use these measures as the key measurements of operating efficiency, overall financial performance and profitability. More specifically, Station Operating Income measures the amount of income generated each period solely from the operations of the Company's stations to be used to service debt, pay taxes, fund capital expenditures and fund acquisitions. EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes, fund capital expenditures and fund acquisitions after the incurrence of corporate general and administrative expenses. Free Cash Flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after the incurrence of station and corporate expenses, funding of capital expenditures, payment of LMA fees and debt service. Nevertheless, these measures should not be considered in isolation or as substitutes for net income (loss), operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. As these measures are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies.


FORWARD-LOOKING STATEMENTS

      Statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2002. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

      Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 268 radio stations in 55 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.

      Cumulus Media Inc. will host a teleconference later today at 5 p.m. Eastern Time to discuss first quarter results. To access this teleconference live, please visit the Company's web site at www.cumulus.com or dial (630) 395-0022 for both domestic and international callers. The pass code for the call is CUMULUS. Approximately an hour after completion of the call, a replay can be accessed until 11:59 PM EST May 13, 2003. Domestic callers can access the replay by dialing (888) 568-0722. International callers may access the replay by dialing (402) 998-1492.

      FOR FURTHER INFORMATION, PLEASE CONTACT:

Marty Gausvik              (404) 949-0700

                               CUMULUS MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                                      Three Months       Three Months
                                                                         Ended               Ended
                                                                        March 31,          March 31,
                                                                          2003               2002
                                                                     ---------------    ---------------
Revenues                                                             $        63,638    $        49,515
  Less: agency commissions                                                    (5,663)            (4,399)
                                                                     ---------------    ---------------
     Net revenues                                                             57,975             45,116

Operating expenses:
  Station operating expenses, excluding depreciation,
     amortization and LMA fees                                                41,067             33,607
  Depreciation and amortization                                                4,717              4,173
  LMA fees                                                                        93                 85
  Corporate general and administrative (excluding non
     cash stock compensation expense)                                          3,395              3,548
  Non cash stock compensation expense                                             30                162
  Restructuring charges                                                          (57)                --
                                                                     ---------------    ---------------
     Total operating expenses                                                 49,245             41,575
                                                                     ---------------    ---------------
     Operating income                                                          8,730              3,541
                                                                     ---------------    ---------------

Nonoperating income (expense):
  Interest expense                                                            (6,318)            (7,025)
  Interest income                                                                221                250
  Losses on early extinguishment of debt                                      (3,126)            (6,291)
  Other expense, net                                                             (26)            (1,194)
                                                                     ---------------    ---------------
     Total nonoperating expense, net                                          (9,249)           (14,260)
                                                                     ---------------    ---------------

     Loss before income taxes                                                   (519)           (10,719)
 Income tax expense                                                            5,801             62,404
                                                                     ---------------    ---------------
     Loss before the cumulative effect of a change in
       accounting principle                                                   (6,320)           (73,123)
 Cumulative effect of a change in accounting principle, net of tax                --            (41,700)
                                                                     ---------------    ---------------
    Net loss                                                                  (6,320)          (114,823)
 Preferred stock dividends and redemption premiums                               931              4,623
                                                                     ---------------    ---------------
     Net loss attributable to common stockholders                    $        (7,251)   $      (119,446)
                                                                     ===============    ===============

 BASIS AND DILUTED LOSS PER COMMON SHARE:
 Basic and diluted loss per common share before the
  cumulative effect of a change in accounting principle              $         (0.12)   $         (2.14)
 Cumulative effect of a change in accounting principle                          --                (1.14)
                                                                     ---------------    ---------------
 Basic and diluted loss per common share                             $         (0.12)   $         (3.28)
                                                                     ===============    ===============

 Weighted average common shares outstanding                                   63,008             36,380
                                                                     ===============    ===============

       RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP COUNTERPARTS

      The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to station operating income and EBITDA (dollars in thousands).

                                                           Three Months Ended
                                                                March 31,
                                                         2003           2002
                                                      -----------    -----------
Operating income                                      $     8,730    $     3,541
   Non cash compensation expense                               30            162
   Restructuring charges                                      (57)            --
   LMA fees                                                    93             85
   Depreciation and amortization                            4,717          4,173
                                                      -----------    -----------
EBITDA                                                $    13,513    $     7,961
   Corporate general and administrative                     3,395          3,548
                                                      -----------    -----------
Station operating income                              $    16,908    $    11,509
                                                      ===========    ===========

      The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

                                                          Three Months Ended
                                                                March 31,
                                                          2003           2002
                                                       -----------    -----------
Operating income                                       $     8,730    $     3,541
Add:
   Non cash compensation expense                                30            162
   Restructuring charges                                       (57)            --
   Depreciation and amortization                             4,717          4,173
Less:
   Interest expense, net of interest income                 (6,097)        (6,775)
   Capital expenditures                                     (1,619)        (1,638)
   Preferred dividends                                        (319)        (4,623)
                                                       -----------    -----------
Free cash flow                                         $     5,385    $    (5,160)
                                                       ===========    ===========

                 Reconciliation between Historical GAAP Results
                And Pro Forma Results for the Three Months Ended
                                 March 31, 2003
                             (dollars in thousands)

                              Historical                          Pro Forma
                                 GAAP        Adjustments          Results
                             ------------   ------------       ------------
Net revenue                  $     57,975   $       (421)(1)   $     57,554
Station operating expenses   $     41,067   $       (398)(2)   $     40,669
                             ------------   ------------       ------------
Station operating income     $     16,908   $        (23)      $     16,885
Corporate overhead           $      3,395             --       $      3,395
                             ------------   ------------       ------------
EBITDA                       $     13,513   $        (23)      $     13,490

(1)      Reflects the elimination of revenues from Broadcast Software
         International.

(2) Reflects the elimination of operating expenses from Broadcast Software International.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

                                                         MARCH 31, 2003   MARCH 31, 2003
                                                            ACTUAL         PRO FORMA(1)
                                                         --------------   --------------
Cash and cash equivalents                                $        4,491   $       25,085
                                                         ==============   ==============
Long-term debt, including current maturities:
   Bank Debt and Other Secured Debt                             317,500          437,500
   Senior Subordinated Notes                                    102,477           13,691
   Other                                                            180              180
                                                         --------------   --------------
       Total long-term debt                                     420,157          451,371
                                                         --------------   --------------

13 3/4% Series A Redeemable Preferred Stock                       9,268            9,268

Total Stockholders' equity                                      727,292          727,292
                                                         --------------   --------------
       Total capitalization                              $    1,156,717   $    1,187,931
                                                         ==============   ==============

(1) Pro forma for the completion of all pending acquisitions operated as of March 31, 2003, the April 2003 repurchases of the 10 3/8% Notes pursuant to the tender offer and related incremental borrowings under the Company's existing credit facility.


Net Debt and Preferred Stock to TTM Pro Forma EBITDA Ratio (2)                                5.2x

(2) Ratio calculated as (dollars in thousands):

         Funded debt and Preferred Stock as of March 31, 2003                            $429,425
         Less: April 2003 Notes redemption pursuant to tender offer                       (88,786)
         Plus: April 2003 credit facility borrowings (net of repayments)                  120,000
         Plus: cash required to complete pending acquisitions                              13,740
         Less: pro forma cash balance                                                     (25,085)

         Net Debt and Preferred Stock as of March 31, 2003                                449,294

         Divided by Trailing Twelve Months Pro Forma EBITDA
                  (includes the results of all pending acquisitions operated
                  as of March 31, 2003)                                                    86,847

         Ratio                                                                                5.2x

CUMULUS MEDIA INC.
2003 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio's financial and operational development.

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED MARCH 31, 2003:

 STATION OPERATING                                         STATION OPERATING      AVG STATION
 -----------------                                         -----------------      -----------
 INCOME MARGIN %         # OF MARKETS          REVENUE            INCOME      OPERATING INCOME %
 ---------------         ------------          --------          --------     ------------------
          > 35.0%              28              $171,754          $ 79,957             46.6%
      25.0% to 34.9%           13                46,757            14,233             30.4%
      20.0% to 24.9%            1                 4,474             1,047             23.4%
      10.0% to 19.9%            8                19,194             3,189             16.6%
       0.0% to 9.9%             2                 4,830               405              8.4%
          < 0.0%                2                 3,171              (728)           (23.0)%
                              ---              --------          --------           ------
         SUBTOTAL              54              $250,180          $ 98,103             39.2%
       Trade, Other            --                20,204             2,301             11.4%
                              ---              --------          --------           ------
          TOTALS               54              $270,384          $100,404             37.1%

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED DECEMBER 31, 2002:

 STATION OPERATING                                         STATION OPERATING      AVG STATION
 -----------------                                         -----------------      -----------
 INCOME MARGIN %         # OF MARKETS          REVENUE            INCOME      OPERATING INCOME %
 ---------------         ------------          --------          --------     ------------------
      > 35.0%               28                 $171,756           $79,375              46.2%
  25.0% to 34.9%            12                   43,809            13,482              30.8%
  20.0% to 24.9%             4                   11,560             2,682              23.2%
  10.0% to 19.9%             7                   17,046             2,440              14.3%
   0.0% to 9.9%              2                    3,880               255               6.6%
      < 0.0%                 1                    1,674              (985)            (58.8)%
                           ---                 --------           -------            ------
     SUBTOTAL               54                 $249,725           $97,249              38.9%
   Trade, Other             --                   20,060             2,434              12.1%
                           ---                 --------           -------            ------
      TOTALS                54                 $269,785           $99,683              36.9%


                                ACTIVITY FOR Q1 2003

      STATION
      OPERATING            MARKETS        MARKETS      MARKETS      NET CHANGE      MARKETS
       INCOME %          AT 12/31/02    MOVING OUT    MOVING IN     IN CATEGORY    AT 3/31/03
     --------------      -----------    ----------    ---------     -----------    ----------
         > 35.0%              28            --           --             --             28
     25.0% to 34.9%           12            --            1              1             13
     20.0% to 24.9%            4            (3)          --             (3)             1
     10.0% to 19.9%            7            (1)           2              1              8
      0.0% to 9.9%             2            (1)           1             --              2
         < 0.0%                1            --            1              1              2

          TOTAL               54            (5)           5             --             54